Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report (Form 10-K) of RPM International Inc. (RPM) of our reports dated July 26, 2012, with respect to the consolidated financial statements of RPM, and the effectiveness of internal control over financial reporting of RPM, included in the 2012 Annual Report to Stockholders of RPM.

Our audits also included the financial statement schedule of RPM listed in Item 15(a). This schedule is the responsibility of RPM’s management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is July 26, 2012, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-8 Nos. 333-35967 and 333-60104, 1996 Stock Option Plan; 333-101512, Deferred Compensation Plan; 333-101501, 401(k) Trust and Plan and Union 401(k) Retirement Savings Trust and Plan; 333-117581, 2003 Restricted Stock Plan for Directors; 333-120067 and 333-168437, Amended and Restated 2004 Omnibus Equity and Incentive Plan; and 333-139906, 2007 Restricted Stock Plan); and

(2)	Registration Statement (Form S-3 No. 333-173395) of RPM International Inc.

of our reports dated July 26, 2012, with respect to the consolidated financial statements of RPM, and the effectiveness of internal control over financial reporting of RPM, incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule of RPM included in this Annual Report (Form 10-K) of RPM.

/s/ Ernst & Young LLP

Cleveland, Ohio

July 26, 2012